Exhibit 10.125

CYGNUS, INC.

Security Agreement

     This SECURITY AGREEMENT (this “Agreement”), effective as of November 3, 2003, is made by and between Cygnus, Inc., a Delaware corporation with principal offices at 400 Penobscot Drive, Redwood City, California 94063 (the “Company”), and Sanofi~Synthelabo, a corporation incorporated pursuant to the laws of France, having its principal place of business at 174, avenue de France, 75635 Paris Cedex 13, France (“Subordinate Secured Party”). The Company is sometimes hereinafter referred to as the “Grantor.” Terms that are defined in the Uniform Commercial Code (the “UCC”) as in effect from time to time in the State of California and used herein shall have the meanings given to them in the UCC.

RECITALS

     WHEREAS, the Company and each of Deam Convertible Arbitrage Fund, Ltd., Halifax Fund, L.P., Lancer Securities Cayman, Ltd., Palladin Partners I, L.P., and Palladin Overseas Fund Limited (collectively, the “Senior Secured Parties”) entered into that certain Security Agreement dated as of August 21, 2002 (as amended, restated or otherwise modified from time to time, the “First Priority Security Agreement”), pursuant to which the Company granted to the Senior Secured Parties a security interest in all of the Company’s assets (other than U.S. patents and patent applications then existing or thereafter arising) to secure the Company’s obligations under that certain Convertible Debenture and Warrant Purchase Agreement dated as of June 29, 1999, as amended, between the Company and the Senior Secured Parties (as amended and as hereinafter amended, restated or otherwise modified from time to time, the “Purchase Agreement”), and the various “Debentures” issued by the Company in connection with the Purchase Agreement; and

     WHEREAS, a Final Award was issued against the Company and in favor of the Subordinate Secured Party by the International Chamber of Commerce (ICC) on December 11, 1997 relating to a dispute between Cygnus, Inc. and Sanofi~Synthelabo; and

     WHEREAS, under Section (3)(I)(C)(2) and (3)(II)(A) of the Final Award, certain royalty payments are due to be paid for the years 2003, 2004, and 2005; and

     WHEREAS, the Company and the Subordinate Secured Party entered into an Amendment To The Final Arbitration Award dated as of November 3, 2003 (“the Amended Final Award”), pursuant to which the timing of these certain royalty payments are extended; and

     WHEREAS, in consideration of the Subordinate Secured Party’s acceptance of the Amended Final Award, the Company has agreed to grant to the Subordinated Secured Party a subordinate security interest in all of the Company’s assets (other than U.S. patents and patent applications then existing or thereafter arising) to secure the Company’s obligations under the Amended Final Award (the “Obligations”), upon the terms and subject to the conditions set forth herein.

AGREEMENT

     NOW THEREFORE, in consideration of the foregoing, the Grantor hereby agrees with the Subordinate Secured Party as follows:

     1. Grant of Security Interest. To secure the Company’s full and timely performance of the Obligations under the Amended Final Award the Grantor hereby grants to the Subordinate Secured Party a continuing lien on and subordinate security interest (the “Subordinate Security Interest”) in all of Grantor’s right, title and interest in and to the property described in Attachment 1 hereto, whether now owned or hereafter acquired (collectively and severally, the “Collateral”), which Attachment 1 is incorporated herein by this reference.

     2. Representations and Warranties. The Grantor represents and warrants to the Subordinate Secured Party as follows:

          (a) Authorization and Enforcement. The Grantor has (i) the corporate power and authority to execute, deliver and perform the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement, and (ii) has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms.

          (b) No Conflicts. Neither the execution, delivery or performance by the Grantor of this Agreement, nor the compliance by it with the terms and provisions hereof and thereof, (i) will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality the failure of which to comply with could reasonably be expected to result in a material adverse effect upon its business, assets, operations or financial condition or the ability of the Grantor to perform its obligations hereunder (a “Material Adverse Effect”); (ii) to the best of the Grantor’s current, actual knowledge, will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Grantor pursuant to the terms of any material indenture, mortgage, deed of trust, loan agreement, or any other material agreement or contract or other instrument to which the Grantor is a party or by which it or any of its property or assets are bound; or (iii) will violate any provision of the charter or bylaws of the Grantor.

          (c) Consents; Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Agreement; or (ii) the legality, validity, binding effect or enforceability of this Agreement, in each the failure of which to obtain could reasonably be expected to result in a Material Adverse Effect.

          (d) Validity of Liens. This Agreement creates a valid Lien (as defined below) in the Collateral, securing the Obligations, and all other actions to be taken by the Grantor necessary to grant such security interest have been duly taken. For purposes of this Agreement, the term “Lien” shall mean, with respect to any property and assets of any kind, whether real, personal, tangible or intangible, any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, tax lien, financing statement, charge, easement (other than any easement not impairing usefulness) encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature on or with respect to such property (including without limitation any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

          (e) Fair Value. The Grantor acknowledges that it has received fair and reasonably equivalent value from the Subordinate Secured Party in exchange for the grant to them of the Lien hereunder.

          (f) Subsidiaries. As of the date of this Agreement, the Grantor does not have any Subsidiaries that hold a material portion of the combined assets of the Grantor and its Subsidiaries. In the event the Grantor intends to transfer all or a material portion of its assets (other than Inventory to be sold) in one or a series of transactions to any existing or future Subsidiary, the Grantor shall first cause such Subsidiary or Subsidiaries to execute and deliver to the Subordinate Secured Party (i) a guaranty agreement in form and substance reasonably satisfactory to the Subordinate Secured Party; and (ii) a security agreement in substantially the form of this Agreement such that the Obligations of the Grantor to the Subordinate Secured Party are also secured by a subordinate Lien on such Subsidiary’s or Subsidiaries’ assets (other than Excluded Intellectual Property). For purposes hereof, the phrase “material portion of the combined assets” shall mean assets with an aggregate value equal to or greater than 15% of the combined assets of the Grantor and its Subsidiaries.

     3. Event of Default; the Subordinate Secured Party’s Appointment as Attorney-in-Fact.

          (a) Event of Default. For purposes of this Agreement, the occurrence of any one of the following events (each, an “Event of Default”) shall constitute a default hereunder: (i) the Grantor fails to perform its obligations under this Agreement in any material respect; or (ii) an Event of Default occurs under the Amended Final Award.

          (b) Powers. Upon the occurrence and during the continuation of an Event of Default, the Subordinate Secured Party shall have the following rights and remedies; provided, however, that in no event shall Subordinate Secured Party exercise any of the following rights and remedies without first obtaining the prior written consent of the Senior Secured Parties (which consent may be given or withheld in the sole discretion of the Senior Secured Parties):

          (i) The Subordinate Secured Party may exercise in respect of the Collateral, and in addition to other rights and remedies it may otherwise have, the rights and remedies of a secured party under the UCC and also may (A) require the Grantor to, and the Grantor hereby agrees that it will at its own expense and upon request of such Subordinate Secured Party forthwith, assemble all or part of the Collateral as directed by such Subordinate Secured Party and make it available such Subordinate Secured Party at a place that is reasonably convenient to both parties to be designated by such Subordinate Secured Party; and (B) upon ten (10) days’ (or such longer period shall be required by law) prior written notice, sell the Collateral or any part thereof, in one or more parcels at public or private sale, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as such Subordinate Secured Party may determine (provided that all aspects of any such sale are commercially reasonable). Such Subordinate Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Such Subordinate Secured Party may adjourn any public or private sale from time to time by announcement at the time and placed fixed therefor, and such sale may, without further notices, be made at the time and place to which it was so adjourned.

          (ii) Any cash held by any Subordinate Secured Party as Collateral and all cash proceeds received by any Subordinate Secured Party in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be applied in whole or in part the Subordinate Secured Party against, all or any part of the Obligations in the following order: (A) reasonable costs and expenses incurred by the Subordinate Secured Party in connection with collection of the Obligations and enforcement of this Agreement; (B) unpaid interest due and owing by the Grantor; (C) unpaid principal due and owing by the Grantor as of such date; and (D) any other outstanding Obligations. Any surplus of such cash or cash proceeds held by the Subordinate Secured Party and remaining after the payment in full of all of the Obligations shall be paid over to the Grantor or to such person as may be lawfully entitled to receive such surplus.

          (iii) In the event that the proceeds of any such collection or realization are insufficient to pay all amounts to which the Subordinate Secured Party are legally entitled, the Grantor shall be liable for the deficiency, together with interest thereon at the rate equal to the lower of the Citibank Prime Rate per annum plus 8% or the highest rate permitted by law, together with the reasonable costs of collection.

          (iv) The Grantor will within ten (10) business days after written request, such request including supporting documentation, pay to the Subordinate Secured Party the amount of any and all reasonable costs and expenses, including the reasonable fees and disbursements of the Subordinate Secured Party’s external counsel, which the Subordinate Secured Party may incur in connection with (i) the sale of, collection from, or other realization upon, any Collateral, (ii) the exercise or enforcement of any of the rights of the Subordinate Secured Party hereunder after an Event of Default has occurred and is continuing, or (iii) the failure by the Grantor to perform or observe any of the provisions hereof.

          (v) The Grantor hereby irrevocably makes, constitutes, and appoints each Subordinate Secured Party (and all of the Subordinate Secured Party’s general partners, officers, employees, or agents designated by the Subordinate Secured Party) as its true and lawful attorney, with power to: (A) sign the Grantor’s name on any of the documents described hereunder or on any other similar documents to be executed, recorded, or filed in order to perfect or continue perfection of the Subordinate Secured Party’s security interest in the Collateral (but only after providing written notice to the Grantor of such obligations and if the Grantor does not fulfill its obligations within ten (10) business days); (B) at any time that an Event of Default has occurred and is continuing, execute, sign and endorse the Grantor’s name on any invoice or bill of lading relating to any Account, drafts against Account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account debtors; (C) send requests for verification of Accounts; (D) at any time that any Event of Default has occurred and is continuing, execute, sign and endorse the

Grantor’s name on any checks, notices, instruments, acceptances, money orders, drafts, warrants or other item of payment or security that may come into any Subordinate Secured Party’s possession; (E) at any time that an Event of Default has occurred and is continuing, demand, collect, receive, receipt for, sue and recover all sums of money or other property which may now or hereafter become due, owing or payable from the Collateral; (F) at any time that any Event of Default has occurred and is continuing, file any claim or claims or, following an Event of Default, take any action or institute or take part in any proceedings, either in its own name or in the name of the Grantor, or otherwise, which in the discretion of the Subordinate Secured Party may seem to be necessary; (G) at any time that an Event of Default has occurred and following acceleration of the Obligations, direct the account debtors and other persons sending mail to the Grantor to send all mail relating to the Collateral to the Subordinate Secured Party; (H) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under the Grantor’s policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (G) at any time that an Event of Default has occurred and following acceleration of the Obligations, settle and adjust disputes and claims respecting the Accounts directly with account debtors, for reasonable amounts and upon reasonable terms, and any Subordinate Secured Party may cause to be executed and delivered any documents and releases which such Subordinate Secured Party reasonably determines to be necessary. The appointment of the Subordinate Secured Party as the Grantor’s attorney, and each and every one of the Subordinate Secured Party’s rights and powers, is coupled with an interest, is irrevocable and shall remain in full force and effect until all of the Obligations have been fully repaid and performed and the Subordinate Secured Party renounce such appointment.

          (c) No Duty on the Subordinate Secured Party’s Part. The powers conferred on the Subordinate Secured Party by this Section 3 are solely to protect the Subordinate Secured Party’s interests in the Collateral and shall not impose any duty upon them to exercise any such powers. The Subordinate Secured Party shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither the Subordinate Secured Party nor any of their officers, directors, employees or agents shall, in the absence of willful misconduct or gross negligence, be responsible to the Grantor for any act or failure to act pursuant to this Section 3.

     4. Termination of Security Interest. Upon satisfaction of the Obligations, the security interest granted herein shall terminate and all rights to the Collateral shall revert to the Grantor. Upon any such termination, the Subordinate Secured Party shall authenticate and deliver to the Grantor such documents as the Grantor may reasonably request to evidence such termination.

     5. Miscellaneous.

          (a) Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section 5 shall be binding upon the parties and their respective successors and assigns.

          (b) Transfer; Successors and Assigns. The terms and conditions of this Agreement shall be binding upon the Grantor and its successors and assigns, as well as all persons who become bound as a debtor to this Agreement and inure to the benefit of the Subordinate Secured Party and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          (c) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

          (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          (e) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (f) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, confirmed by registered or certified letter, to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

          (g) Payments Free of Taxes, Etc. All payments made by the Grantor under this Agreement shall be made by the Grantor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions and withholdings. In addition, the Grantor shall pay upon demand any stamp or other taxes, levies or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement. Upon request by the Subordinate Secured Party, the Grantor shall furnish evidence satisfactory to the Subordinate Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies and charges have been paid.

          (h) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (i) Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto concerning such subject matter are expressly canceled. This Agreement was drafted with the joint participation of the respective parties hereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning hereof. The existence of any prior drafts of this Agreement shall not be used as evidence of the parties intent with respect to the scope of this Security Agreement or otherwise.

          (j) Effective Date. It is a condition precedent to the effectiveness of this Agreement that Subordinate Secured Party shall have executed and delivered to the Company the Amended Final Award, and in the event Subordinate Secured Party shall have not executed and delivered the Amended Final Award, the grant of the Lien in favor of Subordinate Secured Party set forth herein shall be null and void.

[Signature Page Follows]

     The Grantor and the Subordinate Secured Party have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY: CYGNUS, INC.
By:	/s/ John C Hodgman
	Print Name:	John C Hodgman
	Title:	Chairman, President & CEO
	Date:	November 3, 2003

	Address:	400 Penobscot Drive Redwood City, CA 94063 United States

	Fax:	(650) 599-3913

SUBORDINATE SECURED PARTY: SANOFI~SYNTHELABO
By:	/s/ Jean Claude Leroy
	Print Name:	Jean Claude Leroy
	Title:	Senior Vice President Strategy
	Date:	November 7, 2003

	Address:	174, avenue de France 75632 Paris Cedex 13 France

	Fax:	(33) 01 53 77 40 85

By:	/s/ Jean-Pierre Kerjouan
	Print Name:	Jean-Pierre Kerjouan
	Title:	Senior Vice President
Date:

ATTACHMENT 1

TO SECURITY AGREEMENT

     All personal property of Grantor and all other assets of Grantor, including, but not limited to, all right, title and interest of Grantor, whether now owned or hereafter acquired, in and to the following, in each case howsoever the interest of the Grantor therein may arise or appear (whether by ownership, security interest, claim or otherwise):

          (i) accounts, contract rights, and all other forms of obligations owing to the Grantor from any source (“Accounts”);

          (ii) all of the books and records of the Grantor, including ledgers, records indicating, summarizing, or evidencing the assets or liabilities of the Grantor, or the Collateral, all information relating to the Grantor’s business operations or financial condition, all computer programs, disc or tape files, printouts, runs or other computer prepared information, and any equipment containing such information (the Grantor’s “Books”);

          (iii) all of the Grantor’s present and hereafter acquired equipment, wherever located, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located (“Equipment”);

          (iv) all of Grantor’s present and hereafter acquired general intangibles and other personal property (including, but not limited to, contract rights, rights arising under common law, statutes or regulations, choses or things in action, goodwill, patents (with the exception of Excluded Intellectual Property defined below), trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due under any royalty or licensing agreements, infringements, claims, computer programs, discs or tapes, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims, as well as all cash collateral that is hypothecated to secure letters of credit or bonding obligations (with the exception of a Certificate of Deposit held by Silicon Valley Bank as security for a letter of credit issued to secure Softech equipment covered by a lease in which Silicon Valley Bank is the lessor) (“General Intangibles”));

          (v) all present and future inventory in which the Grantor has any interest, and all of the present and future raw materials of the Grantor, work in process, finished goods, and packing and shipping material, wherever located, any documents of title representing any of the above (“Inventory”);

          (vi) all of the negotiable collateral of the Grantor, including all of the Grantor’s present and future letters of credit, notes, drafts, instruments, certificated securities (including the shares of stock of any subsidiary), documents, personal property leases (where the Grantor is the lessor), chattel paper and the books and records of the Grantor relating to any of the foregoing (“Negotiable Collateral”);

          (vii) any money or other assets of the Grantor which hereafter come into the possession, custody or control of the Grantor;

          (viii) the stock of each of the Company’s Subsidiaries that is owned, directly or indirectly, by the Company or the Grantor; and

          (ix) the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts or other tangible or intangible, real or personal, property resulting from the sale, exchange, collection or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

Notwithstanding anything to the contrary contained in the foregoing or elsewhere in this Agreement, the reference to patents in the description of General Intangibles set forth in clause (iv) above shall not include any U.S. patents or patent applications now existing or hereinafter created (the “Excluded Intellectual Property”), and the Excluded Intellectual Property shall not be included in Collateral hereunder. The Subordinate Secured Party acknowledge and agree that they have no rights created hereunder or in any of the Transaction Documents in the Excluded Intellectual Property.